Exhibit No. 99.1

Arena Pharmaceuticals Reports 2003 Second Quarter and Six Months Results

San Diego, CA, August 12, 2003 /PRNEWSWIRE/ - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported revenues of $3.0 million for the quarter ended June 30, 2003, compared to second quarter 2002 revenues of $5.8 million, and $8.3 million in revenues for the six months ended June 30, 2003, compared to $10.1 million in revenues for the six months ended June 30, 2002.  Arena earns revenues under its collaborations primarily from research funding, milestone payments, and technology access and development fees.  Arena reported a net loss for the second quarter and first half of 2003 of $11.8 million, or $.42 per share, and $20.6 million, or $.74 per share, respectively.  This compares with a net loss for the second quarter and first half of 2002 of $7.3 million, or $.27 per share, and $13.8 million, or $.50 per share, respectively.

Research and development expenses totaled $13.1 million in the second quarter of 2003, compared to $10.3 million in the second quarter of 2002.  In the six months ended June 30, 2003, research and development expenses totaled $25.2 million, compared to $19.1 million in the six months ended June 30, 2002.  General and administrative expenses totaled $2.1 million in the second quarter of 2003, compared to $1.9 million in the second quarter of 2002.  In the six months ended June 30, 2003, general and administrative expenses totaled $4.0 million, compared to $3.6 million in the six months ended June 30, 2002.

Cash, cash equivalents and short-term investments totaled $160.1 million at June 30, 2003.  Total shares outstanding were 28.6 million at June 30, 2003.

“I am pleased to report that significant progress has been made in many of our research programs,” stated Jack Lief, President and Chief Executive Officer of Arena.  “In addition, our first clinical candidate for obesity is now undergoing preclinical development studies prior to the expected initiation of a Phase I clinical trial early in 2004.”

Arena is a biopharmaceutical company focused on discovering and developing drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs.  Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to better understand GPCRs and to efficiently and effectively identify small molecules that may lead to new drugs.  Arena focuses its efforts in four therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases.  Within these areas, Arena is developing a portfolio of internally discovered, highly selective small molecules for large markets with unmet medical needs, including obesity, diabetes, depression and sleep disorders.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about Arena’s strategy, technologies, internal programs, future achievements, and statements that are not historical facts, including statements about our ability to identify and develop small molecules or which are preceded by the words “will,” “expects” or similar words.  For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from Arena’s expectations.  Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements due to risks and uncertainties associated with Arena’s business include, but are not limited to, the following: the timing, success and cost of preclinical research, out-licensing endeavors and clinical studies and development; the timing and receipt of additional payments or fees, if any, from new or existing collaborators; the ability to develop small molecules, if at all, within a reasonable time period; and future quarterly or annual financial results.

Additional risk factors that could cause actual results to differ materially from those in Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including, but not limited to, Arena’s most recent quarterly report on Form 10-Q.  These forward-looking statements represent Arena’s judgment as of the date of this release.  Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues
Total revenues	$2,973,770	$5,829,496	$8,349,210	$10,069,800

Expenses

Research and development	13,131,197	10,296,001	25,197,309	19,137,061
General and administrative	2,081,980	1,851,731	3,967,171	3,621,484
Amortization of non-cash deferred compensation	828,684	600,872	1,862,650	1,356,481
Amortization of acquired technology	405,305	391,268	810,610	775,517
Total expenses	16,447,166	13,139,872	31,837,740	24,890,543

Interest and other income, net	1,711,081	1,696,738	2,914,780	2,737,371

Investment writedown	—	(1,700,000)	—	(1,700,000)

Net loss	$(11,762,315)	$(7,313,638)	$(20,573,750)	$(13,783,372)

Net loss per share, basic and diluted	$(0.42)	$(0.27)	$(0.74)	$(0.50)

Shares used in calculating net loss per share, basic and diluted	27,718,235	27,445,282	27,703,961	27,413,696

Condensed Consolidated Balance Sheet Data

	June 30, 2003	December 31, 2002
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$160,091,299	$185,142,885
Other current assets	5,307,921	8,166,767
Land, property and equipment, net	52,959,857	44,073,365
Acquired technology, investments and other assets	16,019,963	17,507,030
Total assets	$234,379,040	$254,890,047
Liabilities and Stockholders’ Equity
Liabilities	$10,986,468	$12,838,346
Stockholders’ equity	223,392,572	242,051,701
Total liabilities and stockholders’ equity	$234,379,040	$254,890,047

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2002, has been derived from the audited financial statements as of that date.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.  CART™ is an unregistered service mark of the company.  Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, CA 92121, and its telephone number is (858) 453-7200.  On the Internet, please refer to Arena’s website: www.arenapharm.com for further information.

Arena will be hosting both a telephone and live Internet second quarter 2003 conference call on Tuesday August 12, 2003, at 5:00 p.m. Eastern Time (2:00 p.m. San Diego Time).

Jack Lief, President and Chief Executive Officer, and Joseph Mooney, Chief Financial Officer, will discuss the second quarter results, the progress of Arena’s collaborations and other topics.  A Question and Answer session will follow the presentation.  To access by telephone, dial in toll free at (888) 273-9887 (the international dial in number is (612) 332-0632), and specify that you would like to join the “Second Quarter Earnings Conference Call.”  To access the call via the Internet, go to www.arenapharm.com and click on “Investor Relations.”  Then, click on “Calendar of Events.”  The conference call will be listed at the top of the page.  Click on the “Live Webcast” link.  Then, follow the links and instructions provided.  Listening to the conference call on the Internet will require speakers and Microsoft Windows Media Player.  An archive of the webcast will be available on Arena’s website until August 19, 2003.

For further information, contact:	Jack Lief, President & CEO: (858) 453-7200, extension 223
Joseph Mooney, CFO: (858) 453-7200, extension 508